Purchasing Contract
                Contract No.：
Buyer：
Supplier：

The buyer and the supplier have reached agreement on purchasing the following material, and agree signing this contract.
1.	Description of material
Description	Unit Price	QTY	Amount

Total:
2.	Date：
3.	Delivery：Door to Door
4.	Shipping: trucks
5.	Quality and inspection: The material delivered must meet the quality as descripted above; the buyer inspects the material based on the detailed description provided by the supplier.
6.	Final contract amount shall be determined by the actual quantity delivered.
7.	Payment term: COD. (or net 30 days)
8.	Liability for breach of contract：Shall be negotiated based on the actual factors and agreed by both parties.
9.	Period of filing an opposition is 15 days.
10.	Method of settling the dispute over this contract will be one of the followings:
1)	Any disputes arising from the contract shall be solved through consultation. In case no resolution is reached, either party can bring arbitration to the Guangdong Provincial Arbitration Committee.
2)	Any disputes arising from the contract shall be solved through consultation. In case no resolution is reached, either party can bring a lawsuit before the Guangdong provincial court.
11.	Other matters not mentioned in this contract will be listed on supplementary agreement.
12.	There are two copies of this contract. The buyer and the supplier hold one of each copy.

Buyer： Address： Tel: Signature： Company Seal	Supplier： Address： Tel: Signature： Company Seal